Exhibit 10.8

FIRST AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This First Amendment to Lease (“Amendment”) dated October 31, 2016, (“Effective Date”) is hereby entered into by and between SILICON VALLEY CENTER OFFICE LLC, a Delaware limited liability company (“Landlord”), and TECHPOINT, INC., a California corporation (“Tenant”).

II.	RECITALS.

On September 22, 2014, Landlord and Tenant entered into a Lease (“Lease”) for space in a building located at 2550 N. First Street, Suite 400, San Jose, California (“Suite 400”).

Landlord and Tenant each desire to modify the Lease to terminate Tenant’s leasing of Suite 400 in exchange for leasing approximately 8,512 rentable square feet of space in the Building, which space is shown on EXHIBIT A attached to this Amendment and herein referred to as “Suite 550”, to extend the Lease Term as to Suite 550, to adjust the Basic Rent and to make such other modifications as are set forth in “III.  MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.Premises.  Effective as of the “Commencement Date for Suite 550” (as hereinafter defined), the “Premises” under the Lease shall consist of Suite 550.

B.Termination as to Suite 400.  The parties agree that Tenant’s lease as to Suite 400 shall terminate 2 business days following the Commencement Date for Suite 550 (the “Suite 400 Termination Date”), provided that such termination shall not relieve Tenant of (i) any rent or other charges owed by Tenant, or other obligations required of Tenant, as are set forth in the Lease from and after the date of this Amendment through and including the Suite 400 Termination Date, (ii) any obligations which are set forth in this Amendment, and (iii) any indemnity or hold harmless obligations set forth in the Lease as to Suite 400.  Tenant shall quit and surrender possession of Suite 400 to Landlord on or before the Suite 400 Termination Date as required by the provisions of Section 15.2 of the Lease, provided that Landlord shall provide Tenant with at least 7 business days prior written notice of the estimated Commencement Date for Suite 550. • In the event that the Commencement Date for Suite 550 has not occurred prior to October 31, 2016, Tenant shall not be responsible to pay any holdover “premium” under Section 15.1 of the Lease.  It is further understood and agreed that in the event the Commencement Date for Suite 550 has not occurred within 10 days from and after the Effective Date of this Amendment, Tenant shall have the right to continue to lease Suite 400 on a monthto-month tenancy on the same terms and conditions of the Lease, including base rent, except, notwithstanding anything contrary provided in Section 15.1 of the Lease, Landlord shall provide Tenant with 90 days’ prior written notice of any election to terminate such month-to-month tenancy, and Tenant shall provide Landlord with 30 days’ prior written notice of any election to terminate such month-to-month tenancy.

C.Basic Lease Provisions.  The Basic Lease Provisions are hereby amended as follows:

1.Effective as of the Commencement Date for Suite 550, Item 2 shall be deleted in its entirety and substituted therefore shall be the following:

“2.  Premises: Suite No. 550 (the Premises are more particularly described in Section 2.1).

Address of Building: 2550 N.  First Street, San Jose, CA

Project: “Silicon Valley Center”

2.Item 4 is hereby amended by adding the following:

“Commencement Date for Suite 550” shall mean the earlier of (a) Landlord’s tender of possession of Suite 550 to Tenant with the “Tenant Improvements” (as hereinafter defined) for Suite 550 substantially completed but for minor punch list items, or (b) the date Tenant commences its business operations in Suite 550.  Prior to Tenant’s taking possession of Suite 550, the parties shall memorialize on a form provided by Landlord the actual Commencement Date for Suite 550, provided that Tenant’s failure to execute that form shall not affect the validity of Landlord’s determination of said Date.  The acknowledgments by Tenant contained in the second and third sentences of Section 2.2 of the Lease shall be applicable and binding with respect to Tenant’s lease of Suite 550.  As of the Commencement Date for Suite 550, Tenant shall be conclusively deemed to have accepted that Suite 550 ls in satisfactory condition and in conformity with the provisions of the Lease; subject only to those defective or incomplete portions of the Tenant Improvements for Suite 550 which Tenant shall have itemized on a written punch list and delivered to Landlord within thirty (30) days after the Commencement Date for Suite 550.

3.Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:

“5.  Lease Term: The Term of the Lease shall be extended for a period of 37 months from and after the Commencement Date for Suite 550, plus such additional days as may be required to cause the Lease to expire on the final day of the calendar month.”

4.Item 6 is hereby amended by Wadding the following:

“Basic Rent for Suite 551.1:

Months of Term or Period for Suite 550	Monthly Rate Per Rentable Square Foot for Suite 550	Monthly Basic Rent (rounded to the nearest dollar) for Suite 550
Commencement Date for Suite 550 to 12	$3.20	$27 238.00
13 to 24	$3.30	$28,090.00
25 to 36	$3.39	$28,856,00
37	$3.50	$29,792.00

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 141) under this Lease, Tenant shall be entitled to an abatement of one (1) full calendar month of Basic Rent as to Suite 550 in the aggregate amount of $27;238,00 (the “Abated Basic Rent”) for the initial first full calendar month of the Term as to Suite 550 (the “Abatement Period”).  In the event Tenant Defaults at any time during the Term, all Abated Basic Rent shall immediately become due and payable.  The payment by Tenant of the Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this lease or at law or in equity.  Only Basic Rent shall be abated durine the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

5.Effective as of the Commencement Date for Suite 550, item7 shall be deleted in its entirety and substituted therefor shall be the following:

“7.  Expense Recovery Period: Every twelve month period during the Term (or portibh thereof during the first and last Lease years) ending June 30.

Project Cost Base: Project Costs incurred by Landlord during the ExPerise Receiver Period ended June 30, 2017.

Property Tax Base: Property Taxes incurred by Landlord during the Expense Recovery Period ended June 30, 2017.

6.Effective as of the Commencement Date for Suite 550, Item 8 shall be deleted in its entirety and substituted therefore shall be the following:

“8. Floor Area of Premises: Approximately 8,512 rentable square feet

Floor Area of Building:• Approximately 70,981 rentable square feet”

7.Item 9 is hereby deleted in its entirety and substituted therefor shall be the following:

“9.  Security Deposit:  $32,771.00”

8.Effective as of the Commencement Date for Suite•550, item 11 shall be deleted in its entirety and substituted therefor shall be the following:

“11.  Vehicle Parking Spaces: 30 parking spaces in accordance with the provisions set forth in Exhibit F to the Lease”

9.Item 12 is hereby amended by deleting Tenant’s address for payments and notices and substituted therefor shall be the following:

“TENANT

TECHPOINT, INC.

2550 N. First Street, Suite 550

San Jose, CA 95131”

D.Security Deposit.  Concurrently with Tenant’s delivery of this Amendment Tenant shall deliver the sum of $14,174.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 43, of the Lease.

E.Existing FF&E.  Tenant’s lease as to Suite 550 includes the furniture, fixtures and equipment, installed in Suite 550 as of the Commencement Date for Suite 550 and described on Exhibit B attached to this Amendment (the “FF&E”), which FF&E shall be leased to Tenant in an “as-is” condition without additional leasing charges.  It is understood and agreed that Landlord shall transfer title to the FF&E to Tenant upon the Expiration Date pursuant to a bill of sale in form and substance mutually acceptable to Landlord and Tenant, and that Tenant shall remove the FF&E upon the Expiration Date pursuant to the terms and conditions of Section 15.2 of the Lease.

F.Good Working Order Warranty. Landlord warrants to Tenant that the windows and seals, fire sprinkler systems, lighting, heating, ventilation and air conditioning systems and all plumbing and electrical systems serving the Building Systems (collectively, the “Building Systems”) shall be in good operating condition on the Commencement Date for Suite•550.  Provided that Tenant shall notify Landlord that the Building Systems are not in good operating condition within 30 days following the Commencement Date for Suite 550, then Landlord shall, except as otherwise provided in the Lease, promptly after receipt of such notice from Tenant setting forth the nature and extent of such noncompliance, rectify same at Landlord’s sole cost and expense and not as part of the Operating Expenses described in Exhibit B of the lease.

G.Contingency.  Tenant understands and agrees that the effectiveness of this Lease is contingent upon the mutual execution of a lease surrender and termination agreement for Suite 550 between Landlord and Rase Networks/Aruba Networks, the current tenant(s) in possession of Suite 550.

H.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such broker; Irvine Realty Company and CBRE, Inc. (collectively, “Landlord’s Broker”) is the agent of Landlord exclusively and Colliers International (“Tenant’s Broker”) is the agent of Tenant exclusively.  By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker.  If there is no Tenant’s Broker so identified herein, ‘then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker.  By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein.  The warranty and indemnity provisions of Article 18 of the Lease; as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

I.Acceptance of Suite 550.  Tenant acknowledges that the lease of Suite 550 pursuant to this Amendment shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever; except that Landlord shall, at Landlord’s sole cost and expense: (i) remove the existing lab and existing conference room in Suite 550 to create a bullpen area, (ii) construct one (1) conference room in Suite 550 with standard sidelight, (iii) relocate the interior office door adjacent to the large conference room in Suite 550, (iv) steam clean the existing carpet in Suite 550 and replace carpet where needed with building standard carpet, (v) construct one (1) pony wall at the entry to Suite 550 for Tenant’s signage, (vi) install building standard laminate hardwood in the lobby portion of Suite 550, (vii) repaint Suite 550 utilizing one (1) building standard base paint color and one (1) building standard accent paint color, and (viii) replace damaged and stained ceiling tiles in Suite 550 where needed (collectively, “Tenant Improvements”).  Landlord shall cause the Tenant Improvements to be completed in a good and workmanlike manner and in compliance with applicable law.  Landlord shall give Tenant 2 business days’ prior written notice of the day by which Landlord anticipates the Tenant improvements shall be substantially completed. The taking of possession or use of Suite 550 by Tenant for any purpose other than construction shall conclusively establish that Suite 550 was in satisfactory condition and in conformity with the provisions of the Lease, as extended by this Amendment, in all respects, except for those matters which Tenant shall have brought to Landlord’s attention on a written punch list.  The punch list shall be limited to any items required to be accomplished by Landlord under this Section III.I, and shall be delivered to Landlord within 30 days after the Commencement Date for Suite 550.

IV.	GENERAL,

A.Effect of Amendments.  The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.Entire Agreement.   This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modification set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.Defined Terms.  All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.Corporate and Partnership Authority.  If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.Counterparts; Digital Signatures.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F.Certified Access Specialist.  As of the date of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

V.	EXECUTION.

IN WITNESS WHEREOF, Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.”  above.

LANDLORD:		TENANT

SILICON VALLEY CENTER OFFICE LLC, a Delaware limited liability company		TECHPOINT, INC. a California corporation

By	/s/ Steven M. Case	By	/s/ F. Kozato
	Steven M. Case	Printed Name:	F. Kozato
	Executive Vice President	Title:	President & CEO
Office Properties

By	/s/ Michael T. Bennett	By
Michael T. Bennett
	Senior Vice President, Property Operation	Printed Name:
	Office Properties	Title: